Exhibit 5.2

437 Madison Avenue

New York, New York 10022-7001

(212) 940-3000

Fax: (212) 940-3111

March 2, 2004

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110

Re:	US $90,000,000 Aggregate Principal Amount of
Sohu.com	Inc. Zero Coupon Convertible Senior Notes due 2023

Ladies and Gentlemen:

We have acted as your special New York counsel in connection with the preparation and delivery of your opinion related to the registration statement on Form S-3 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) US $90,000,000 aggregate principal amount of Zero Coupon Convertible Senior Notes due 2023 (the “Notes”) of Sohu.com Inc. (the “Company”) issued pursuant to the Indenture, dated as of July 14, 2003 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”) and (ii) 2,010,722 shares of common stock, par value $.001 per share, of the Company, issuable upon conversion of the Notes pursuant to the Indenture (the “Underlying Common Stock”). The Company issued the Notes pursuant to the Purchase Agreement, dated July 19, 2003 (the “Purchase Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Capitalized terms defined in the Purchase Agreement and not otherwise defined herein are used herein with the meanings so defined. We have been asked by you to furnish our opinion as to certain matters of New York law only.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon (a) the representations and warranties of the Company and other parties set forth in the Purchase Agreement, the Registration Rights Agreement, the Paying and Conversion Agency Agreement, the Indenture and the Notes (collectively, the “Agreements”), and (b) certificates of certain of the officers of the Company and the Trustee (collectively, the “Certifications”, and together with the Agreements, the “Documents”), and have assumed, without independent inquiry, the accuracy of those representations, warranties, and certificates.

We have also reviewed and relied with your permission upon the opinion of Goulston & Storrs, P.C., of even date herewith as to all matters addressed therein and not a matter of New York law expressly addressed in our opinion. With your permission, we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of New York as applied by courts located in New York without regard to choice of law, and we express no opinion as to the laws, rules or regulations of any other state or federal jurisdiction, including without limitation, any so-called “blue sky” laws, the Securities Act, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, and laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended).

We note that all of the Agreements contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”). No opinion is given herein as to any Chosen-Law Provision, or otherwise as to the choice of law or internal substantive rules of law that any court or other tribunal may apply to the transactions contemplated by the Documents.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We have assumed without any independent investigation that (i) each party to any of the Documents, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Documents, (ii) each party to any of the Documents, at all times relevant thereto, had and has the full power, authority and legal right under its certificate of incorporation, partnership agreement, by-laws, and other governing organizational documents, and the applicable corporate, partnership, or other enterprise legislation and other applicable laws, as the case may be, to execute, deliver, and perform its obligations under, each such Document, and (iii) each party to any of the Documents has duly authorized, executed, and delivered such Documents to which it is a party.

(b)	We have assumed without any independent investigation (i) that the Company has received the agreed to and stated consideration for the incurrence of the obligations applicable to it under the terms of the Documents, and accordingly has received “value” in respect thereof, (ii) that each of the Documents is a valid and binding obligation of each party thereto (other than the Company, to the extent the validity and binding nature of the Company’s obligation is a matter of New York law), and (iii) that each of the Documents is a valid and binding obligation of all parties thereto to the extent that laws other than those of the State of New York are relevant thereto.

(c)	The enforcement of any obligations of, or any interest granted by, any of the parties, whether under any of the Documents or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of, or any security interest granted by, any of the parties or any other person, whether under any of the Documents or otherwise.

(d)	We express no opinion as to the enforceability of any particular provision of any of the Documents relating to remedies after default.

(e)	We express no opinion as to the availability of any specific or equitable relief of any kind.

(f)	The enforcement of any rights may in all cases be subject to an implied duty of good faith and fair dealing and to general principles of equity, including, without limitation, concepts of materiality and reasonableness (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(g)	We express no opinion as to the enforceability of any particular provision of any of the Documents relating to or constituting (i) waivers of rights or benefits bestowed by operation of law, (ii) waivers of any applicable defenses, setoffs, recoupments, or counterclaims, (iii) the grant of powers of attorney or proxies to the Trustee, (iv) exculpation or exoneration clauses, indemnity clauses (including the enforceability of any obligation of any party to provide indemnification or contribution in connection with any liability may be subject to limitations arising under federal or state securities laws or public policy), and clauses relating to releases or waivers of unmatured claims or rights, (v) submission to binding arbitration, or (vi) the imposition or collection of interest on overdue interest or providing for a penalty rate of interest or late charges on overdue or defaulted obligations, or the payment of any premium, liquidated damages, or other amount which may be held by any court to be a “penalty” or a “forfeiture”. We express no opinion as to the effect of suretyship defenses, or defenses in the nature thereof, with respect to the obligations of any applicable guarantor, joint obligor, surety, accommodation party, or other secondary obligor. We call it to your attention that contractual provisions with respect to personal jurisdiction and venue, while generally valid and enforceable, are subject in their enforcement to the sound discretion of an appropriate court of competent jurisdiction.

(h)	No opinion is given herein as to the effect of so-called “usury savings clauses” or other provisions in any of the Documents purporting to specify methods of, or otherwise assure, compliance with usury laws or other similar laws relating to limitations on the amount of interest or other similar charges which lenders may make or receive in connection with lending transactions.

(i)	We express no opinion as to the non-contravention of financial covenants or other provisions requiring financial calculations or determinations.

(j)	We call to your attention New York General Business Article 23-A (General Business Law section 352 et seq.), and related rules and regulations, which relate to Fraudulent Practices in Respect to Stock, Bonds and Other Securities, and we have assumed, with your permission, that, to the extent applicable, the Company has complied with such provisions.

(k)	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

(l)	We have assumed that the Board of Directors of the Company has complied with all of its fiduciary duties in connection with the authorization of the Documents and the consummation of the transactions contemplated thereby.

Based upon and subject to the foregoing, and subject to the further limitations and qualifications set forth below, we are of the opinion that the Notes have been validly issued and constitute valid, binding and enforceable obligations of the Company, and the holders thereof are entitled to the rights specified in, and the benefits provided by, the Indenture.

This opinion is delivered solely to you and for your benefit in connection with the issuance of the Goulston Opinion on the date hereof, and may be used only in connection with the offer and sale of the Notes and the Underlying Common Stock while the Registration Statement is in effect under the Securities Act. We hereby consent to the filing of this opinion letter as an attachment to the Goulston Opinion filed as Exhibit 5.1 to the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

/s/    Nixon Peabody LLP